Exhibit 99.1

NORTHERN CALIFORNIA BANCORP

#1 COMMUNITY BANK IN THE NATION

MONTEREY, Calif. – June 6, 2007 – USB (US Banker Magazine), in its June 2007 edition, ranked Northern California Bancorp as 1st in the nation among publicly traded banks and thrifts with $1 billion or less in total assets for it’s 3 year average return on equity (ROE).  Northern California Bancorp, Inc. is a bank holding company with $193.7 million in assets.  Monterey County Bank, its principal subsidiary is a state chartered bank headquartered in Monterey, CA.  On March 8, 2007, Charles T. Chrietzberg, Jr, Chairman, President & CEO of Northern California Bancorp, Inc. reported net income for the twelve months ended December 31, 2006 was $3,837,200 as compared with $1,929,300 in 2005, an increase of 98.9%.

The data for the USB study was collected and analyzed by an outside firm, SNL Financial.  Thousands of financial institutions were included in the national study.  Regarding this recognition as the #1 Community Bank in the nation with less than $1 billion in assets, based on (ROE), Mr. Chrietzberg stated “We are very honored to have our organization receive this type of national recognition.  As a locally owned community bank a significant part of our success is dependent upon how well we serve the needs of our community and the support we receive from the community”.

Camden R. Fine, President/CEO of the Independent Community Bankers of America in Washington D.C., said “Northern California Bancorp and its principal subsidiary Monterey County Bank has set the standard for community banks nationwide to emulate. The performance of Northern California Bancorp is a testament to high quality management and defines what customer and community service means. On behalf of the five thousand member banks of ICBA, we congratulate the management and staff of Northern California Bancorp for leading the way.”

Monterey County Bank was chartered by the California State Banking Department in August 1976, and first opened its doors for business in May 1977, and is the oldest locally owned, locally managed bank in Monterey County. Monterey County Bank has four branches located primarily on the Monterey Peninsula and serves all of Monterey County with Small Business Administration (SBA), merchant card services, mortgage and construction lending programs, specializing in small business banking. Monterey County Bank can approve SBA loans in-house, resulting in a much faster turnaround for small businesses obtaining SBA financing. Because Monterey County Bank is locally owned and managed, all decisions, including loan approvals are made in the local office.  For more information call 649-4600.